FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
HearUSA, Inc.	Scott Liolios or Ron Both
Stephen J. Hansbrough	Liolios Group, Inc.
Chairman and CEO	info@liolios.com
Tel 561-478-8770, ext 132	Tel 949-574-3860

HearUSA Reports Third Quarter 2010 Results

West Palm Beach, Fla. -- November 9, 2010 -- HearUSA, Inc. (NYSE Amex: EAR), a leader among the nation’s hearing care providers, reported financial results for the third quarter ended September 25, 2010.

In the third quarter of 2010, net revenues were $20.9 million, a decrease of 2% from $21.4 million in the previous quarter and down 4% from $21.8 million in the third quarter of 2009. The decline from the previous quarter was the result of one less selling day in the third quarter of 2010, along with an increase in product orders received but not yet delivered to the customer by the end of the quarter. The decrease from the same quarter last year was principally a result of a number of insurance plans eliminating, changing or limiting their hearing care benefits in the first quarter of 2010. The company successfully implemented a number of plans and strategies to replace the lost insurance revenues, including increased marketing to its existing insurance base and private pay customers, as well as making the AARP program available in 45 states through all of HearUSA’s 176 centers and network of independent AARP providers. These efforts helped increase second quarter 2010 revenues by 9% and third quarter 2010 revenues by 7% versus the first quarter of 2010.

The company recently reported several insurance plans will provide new or expanded hearing aid benefits beginning January 1, 2011. These agreements are expected to increase HearUSA’s revenues by approximately $3 million in 2011.

The loss from continuing operations in the third quarter totaled $1.6 million, compared to a loss of $1.9 million in the previous quarter, and income of $502,000 in the third quarter of 2009. The loss from continuing operations includes AARP advertising costs of $1.1 million incurred in the third quarter of 2010, compared to $957,000 in the previous quarter and $57,000 in the third quarter of 2009.  Advertising, royalties and administrative costs associated with the AARP program totaled $1.4 million in the third quarter of 2010, compared to $1.3 million in the previous quarter and $189,000 in the third quarter of 2009.

Net loss attributable to common stockholders was $1.9 million or $(0.04) per basic and diluted share in the third quarter of 2010, as compared to a net loss of $2.2 million or $(0.05) per basic and diluted share in the previous quarter, and net income of $713,000 or $0.02 per basic and diluted share in the third quarter of 2009. Net income attributable to common shareholders in the third quarter of 2009 included income from discontinued operations of $427,000 or $0.01 per basic and diluted share.

Total cash, cash equivalents and short-term marketable securities totaled $5.4 million at September 25, 2010, compared to $11.1 million at December 26, 2009.

Management Commentary

“In the third quarter of 2010 we continued to benefit from the steps taken to  offset the loss of the managed care business in the first quarter and expand the reach of the AARP Hearing Care Program,” said Stephen Hansbrough, chairman and CEO of HearUSA. “Several expanded managed care agreements were recently signed that are expected to substantially increase our revenues beginning in January 2011 and put us back on track for growth in this important segment of our business.

“While the number of in-bound calls and inquiries regarding the AARP Hearing Care Program continued to increase exponentially in the third quarter, the impact on our center revenues was lower than expected. We believe this is due to the novelty of the program from the member’s perspective, as members have been primarily calling to obtain additional information about the program.

“Given the positive feedback we’ve been receiving and our initial results, we remain highly confident about the potential of the AARP program. As we continue to increase awareness with AARP members, we believe HearUSA will be the provider of choice when AARP members decide to address their hearing loss. In fact, we expect this to help drive 3% to 5% sequential quarterly revenue growth for our hearing care centers in the fourth quarter of 2010.

“It’s also important to note that we have not yet been fully integrated into the various AARP General Program communications, which informs AARP members about the various health-related programs like ours.  However, we expect to be fully included in these communications by January 2011, and for this to have a significant impact on program participation. We continue to maintain our objectives of growing our center revenues by 15% to 20% in 2011, along with selling 30,000 units through our network in addition to our center sales.

“We also have been exploring a variety of opportunities to enhance the success of the AARP Program, including arrangements with other manufacturers as well as strategic business opportunities with several companies.  We remain committed to the AARP Program and what it can mean for the improvement of the lives of those AARP members who are hearing impaired and for our industry.”

Conference Call

HearUSA will hold a conference call at 4:30 p.m. Eastern time today to discuss its third quarter 2010 financial results and outlook. The company’s senior management will host the presentation, which will be followed by a question and answer period.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the HearUSA conference call and provide the conference ID: 7HEARUSA.

Date: Tuesday, November 9, 2010
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7HEARUSA

A Web simulcast and replay will be available via the investor relations section of the company’s website at www.hearusa.com.

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 1-949-574-3860.

A telephone replay of the call will be available later that evening and will be accessible until November 16, 2010:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay Pin Number: 11722

About HearUSA

HearUSA (NYSE Amex: EAR) is the recognized leader in hearing care for the nation's top managed care organizations through its network of more than 2,000 hearing care providers and 176 company-owned centers. HearUSA is the nation's only hearing care network accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation. HearUSA is also the administrator of the AARP Hearing Care Program, designed to help millions of Americans aged 50+ who have untreated hearing loss. For more information about HearUSA visit www.hearusa.com, or go to www.hearingshop.com for a wide selection of hearing related products available for purchase online.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those statements that several insurance plans will provide new or expanded hearing aid benefits beginning January 1, 2011 which are expected to increase HearUSA’s revenues by approximately $3 million in 2011; that these agreements will substantially increase company revenues and put the company back on track for growth in the managed care segment of the business; that the AARP program will help drive 3% to 5% sequential quarterly revenue growth for the company’s hearing care centers in the fourth quarter of 2010; that HearUSA will be fully included in AARP communications by January 2011; that the company will continue to maintain its objectives of growing center revenues by 15% to 20% in 2011 and selling 30,000 units through the company’s network. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the company’s ability to attract and retain a sufficient number of independent providers in all 50 states to participate in the AARP program; the company’s ability to successfully integrate the AARP program into its company-owned centers; the ability of the Company to capitalize on the advertising efforts for the AARP program or that such advertising efforts will generate member interest in the products offered in the AARP program; the company's ability to control costs; the company’s ability to generate sufficient cash flows to fund its various advertising campaigns; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; consumer confidence in the general economy; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 26, 2009.

HearUSA, Inc.
Consolidated Statements of Operations
Three Months Ended September 25, 2010 and September 26, 2009
(unaudited)

	September 25,	September 26,
	2010	2009
	(Dollars in thousands, except per
	share amounts)
Net revenues
Hearing aids and other products	$19,276	$19,616
Services	1,657	2,212
Total net revenues	20,933	21,828

Operating costs and expenses
Hearing aids and other products	5,188	4,543
Services	436	441
Total cost of products sold and services excluding depreciation and amortization	5,624	4,984

Center operating expenses	12,047	10,811
General and administrative expenses	3,429	3,694
Depreciation and amortization	519	593
Total operating costs and expenses	21,619	20,082

Income (loss) from operations	(686)	1,746
Non-operating income (expenses)
Gain on foreign exchange	3	99
Interest income	6	4
Interest expense	(891)	(1,137)
Income (loss) from continuing operations before income tax expense	(1,568)	712
Income tax expense	(31)	(210)
Income (loss) from continuing operations	(1,599)	502
Discontinued operations attributable to HearUSA, Inc.
Income from discontinued operations	-	(15)
Gain on sale of discontinued operations	-	529
Income tax expense on sale of discontinued operations	-	(87)
Income from discontinued operations	-	427
Net income (loss)	(1,599)	929

Net income attributable to noncontrolling interest	(272)	(182)
Net income (loss) attributable to HearUSA, Inc.	(1,871)	747
Dividends on preferred stock	(34)	(34)

Net Income (loss) attributable to HearUSA, Inc. common stockholders	$(1,905)	$713

Income (loss) from continuing operations attributable to HearUSA, Inc. common
stockholders per common share – basic and diluted	$(0.04)	$0.01

Net Income (loss) attributable to HearUSA, Inc. common stockholders per common
share – basic and diluted	$(0.04)	$0.02

Weighted average number of shares of common stock outstanding – basic	44,925	44,838
Weighted average number of shares of common stock outstanding – diluted	44,925	45,810

Amounts attributable to HearUSA, Inc. common stockholders:
Income (loss) from continuing operations, net of tax	$(1,871)	$320
Discontinued operations, net of tax	-	427

Net income (loss) attributable to HearUSA, Inc.	$(1,871)	$747

HEARUSA, Inc.
Consolidated Balance Sheets
(unaudited)

	September 25,	December 26,
ASSETS	2010	2009
	(Dollars in thousands, except per
	share amounts)
Current assets
Cash and cash equivalents	$4,491	$7,037
Short-term marketable securities	900	4,106
Accounts and notes receivable, less allowance for
doubtful accounts of $524 and $616	4,734	5,554
Inventories	1,459	1,844
Prepaid expenses and other	405	464
Total current assets	11,989	19,005
Property and equipment, net	3,344	4,021
Goodwill	51,928	51,495
Intangible assets, net	12,327	12,816
Deposits and other	672	731
Restricted cash and cash equivalents	2,258	3,245
Total Assets	$82,518	$91,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,479	$7,070
Accrued expenses	1,906	2,253
Accrued salaries and other compensation	2,879	3,520
Current maturities of long-term debt	5,078	5,983
Income taxes payable	-	1,974
Dividends payable	35	35
Total current liabilities	20,377	20,835
Long-term debt	32,486	36,139
Deferred income taxes	7,995	7,335
Total long-term liabilities	40,481	43,474
Commitments and contingencies

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330, $1 par,
7,500,000 shares authorized)
Series H Junior Participating (none outstanding)	-	-
Series J (233 shares outstanding)	-	-
Total preferred stock	-	-

Common stock: $.10 par; 75,000,000 shares authorized
45,451,160 and 45,381,750 shares issued	4,545	4,538
Additional paid-in capital	138,655	137,863
Accumulated deficit	(121,709)	(114,982)
Treasury stock, at cost: 523,662 common shares	(2,485)	(2,485)
Total HearUSA, Inc. Stockholders’ Equity	19,006	24,934
Noncontrolling interest	2,654	2,070
Total Stockholders’ equity	21,660	27,004
Total Liabilities and Stockholders’ Equity	$82,518	$91,313